UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16203	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In fulfillment of the binding commitments contained in previously disclosed commitment letters, Par Petroleum Corporation (the “Company”) entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) dated as of September 10, 2013, with certain investors (collectively the “Purchasers”). Pursuant to the terms of the Common Stock Purchase Agreement, the Company has agreed to sell, contemporaneously with the consummation of its previously announced acquisition of Tesoro Hawaii, LLC (the “TSO Hawaii Acquisition”), 143,884,892 shares (the “Shares”) of its common stock, par value $0.01 (the “Common Stock”) to the Purchasers at a price of $1.39 per Share in a private transaction. Certain Purchasers, namely, ZCOF Par Petroleum Holdings, L.L.C., an affiliate of Zell Credit Opportunities Master Fund, L.P. (“ZCOF”), and affiliates of Whitebox Advisors, LLC (“Whitebox”), each owned 10% or more of the Common Stock directly or through affiliates prior to the execution of the Common Stock Purchase Agreement and are deemed to be affiliates of the Company as a result of such ownership. ZCOF and Whitebox have representatives on the Company’s board of directors.

The consummation of the transactions contemplated by the Common Stock Purchase Agreement are subject to various conditions, including, among other things (i) an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock and revise certain provisions regarding Board of Directors approval of transfers of Common Stock by holders of five percent or more of the outstanding Common Stock, (ii) execution and delivery of a new registration rights agreement relating to the Shares and (iii) the satisfaction of all closing conditions (other than the payment of the purchase price) required to consummate the TSO Hawaii Acquisition. The Common Stock Purchase Agreement also contains customary representations, warranties and indemnification provisions.

After the consummation of the transactions contemplated by the Common Stock Purchase Agreement, the number of issued and outstanding shares of Common Stock will increase to 296,869,397 based on 152,984,505 shares of Common Stock issued and outstanding as of September 10, 2013.

The foregoing description of the Common Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Common Stock Purchase Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the transactions contemplated by the Common Stock Purchase Agreement set forth in Item 1.01 is incorporated into this Item 3.02 by reference. The transactions contemplated by the Common Stock Purchase Agreement will result in aggregate gross proceeds to the Company of $200,000,000 before deducting transaction expenses. The Company did not engage any investment advisors with respect to the transactions contemplated by the Common Stock Purchase Agreement, and no finders’ fees or commissions will be paid to any party in connection therewith. The Shares will be issued and sold by the Company in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

On September 13, 2013, the Company issued a press release announcing the execution of the Common Stock Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Common Stock Purchase Agreement dated effective as of September 10, 2013, by and among the Company and the Purchasers party thereto.

99.1	Press Release dated September 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: September 13, 2013	/s/ Brice Tarzwell
Brice Tarzwell Senior Vice President, Chief Legal Officer and Secretary